UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

5&2 Studios, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

5&2 STUDIOS, INC.

8291 Baucum Road

Midlothian, TX 76065

Supplement to Proxy Statement

Explanatory Note

This supplement, dated November 22, 2024 (the “Supplement”) supplements the definitive proxy statement (the “Proxy Statement”) of 5&2 Studios, Inc. (the “Company”) which was filed with the U.S. Securities and Exchange Commission on November 8, 2024 for the Company’s 2024 Virtual Annual Meeting of Stockholders to be held on Friday, December 13, 2024 (the “Annual Stockholders Meeting”). Due to a scrivener’s error in the Proxy Statement, the fiscal year for which the Company’s independent registered public accounting firm’s appointment is to be ratified was incorrectly stated. This Supplement amends and restates one paragraph, as defined below.

Except as provided herein, no other changes have been made to the Proxy Statement. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Proxy Statement. This Supplement is not complete without the Proxy Statement and should be read in conjunction with the Proxy Statement.

Please note that any proxy card that we delivered has not changed and may still be used to authorize your proxy in connection with the Annual Stockholders Meeting. If you have already authorized your proxy, you do not need to take any further action. Information on how to vote your shares, either by voting before the Annual Stockholders Meeting, at the Annual Stockholders Meeting or by granting a proxy (i.e., authorizing someone to vote your shares), and how to change your vote or revoke your proxy is contained in the Proxy Statement. The proxy materials for the Annual Stockholders Meeting, including the Proxy Statement and the Company’s Annual Report on Form 10-K are available at https://gifts.thechosen.tv/pages/investor-overview.

Supplement to Proxy Statement

The third paragraph of “PROPOSAL NO. 2 – RATIFY APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” is amended and restated as follows:

Based on its annual review, the Finance and Audit Committee believes that the retention of Tanner as our independent auditor is in the best interests of the company and its stockholders. We are asking stockholders to ratify the appointment of Tanner for Fiscal Year 2024.

2